Exhibit 10.44

Summary of Premiere Global Services, Inc.

Non-Employee Director Compensation

Cash Compensation

Board Annual Retainer[1]	$50,000
Scheduled Board Meeting Fees (for 100% attendance at four quarterly, regularly scheduled board meetings)	$10,000
Special Board Meeting Fee	$1,000
Per Diem Fee	$1,250/day for special projects and director training as authorized by us

Committee Annual Retainers: [1]
Audit Committee	Chairman $10,000 Member $5,000
Compensation Committee	Chairman $10,000 Member $5,000
Nominating and Governance Committee	Chairman $5,000 Member $2,500

Lead Independent Director Fee[1]	$20,000

Equity Compensation

Board Annual Equity Award[2]	$160,000

Committee Annual Equity Awards:[2] Audit Committee	Chairman $10,000 Member $5,000
Compensation Committee	Chairman $10,000 Member $5,000
Nominating and Governance Committee	Chairman $5,000 Member $2,500

1             Annual cash retainers and the lead independent director fee will be paid in four quarterly installments, provided that an individual remains a board/committee member/lead independent director on such date.

2             Annual equity awards in the form of restricted stock will be granted in four quarterly installments on the last day of each calendar quarter, provided that an individual remains a board/committee member on such date. The shares of restricted stock granted on such date will vest immediately in recognition of service during the prior quarter. The number of shares to be granted as equity compensation will be determined by dividing the dollar amount of the applicable award by the fair market value per share of our common stock on the grant date, with any partial shares to be paid in cash. One-half of the shares granted are subject to a holding period until a director meets our stock ownership guidelines. Upon a change in control of our company (as defined in our amended and restated 2000 directors stock plan, as amended), each of our non-employee directors would receive a grant equal to the annual grants for the prospective year; provided that the director is a member of our board on such date.